Exhibit 99.1
For Immediate Release
SGX Pharmaceuticals Announces First Quarter Financial Results
And Gives Pipeline Update
Conference call scheduled today at 8:00 a.m. Pacific Time
SAN DIEGO, May 13, 2008 — SGX Pharmaceuticals (NASDAQ: SGXP) today announced its financial results for the first quarter of 2008. For the three months ending March 31, 2008, the Company posted total revenues of $17.0 million and net income of $3.7 million. The revenue includes $10.8 million of revenue earned in the quarter that was attributable to the one-time recognition of the remaining portion of an upfront payment, which had not yet been recognized, related to the Company’s collaboration with Novartis. Cash, cash equivalents and short-term investments totaled $30.9 million at March 31, 2008 compared to $39.0 million at December 31, 2007.
“Our team has had a busy and productive quarter,” said Mike Grey, President and Chief Executive Officer of SGX. “IND enabling studies are continuing on our MET inhibitor, SGX126, and we now have a better understanding of the nature of the toxicity observed with SGX523.. In addition, the progress we are making in our preclinical and late stage discovery programs is encouraging, as we work to build a robust pipeline of targeted oncology therapies. We are also pursuing a number of potential partnering opportunities for our programs, with the objective of expanding our revenue base.”
Pipeline Update
MET Program
SGX523: The unexpected toxicity seen in the Phase I studies was compromised kidney function, as evidenced by increased serum creatinine. Analysis of patient samples from the Phase I studies revealed a metabolism profile that differs markedly from that observed in previously conducted preclinical studies. As a result of the observed toxicity, the Company has discontinued further development of SGX523.
SGX126: The Company is continuing development of SGX126. While SGX126 shares many of the attractive preclinical properties of SGX523, it is structurally distinct, more potent in vivo and, based on the results of preclinical studies, has a different metabolism profile than that of SGX523. The Company intends to carry out further preclinical studies on SGX126 in support of clinical development and an IND submission is now targeted for early 2009.

Additional MET Inhibitors: In addition to SGX126, the Company has a number of MET inhibitors with attractive potency, selectivity and pharmacokinetic properties that it is evaluating as further MET development candidates.
BCR-ABL Program
SGX393: The Company’s internal BCR-ABL program, focused on relapsed and refractory CML patients, in particular those with the T315I mutation, is progressing through IND-enabling studies, with an IND submission targeted for this quarter. Novartis continues to be responsible for the further preclinical and clinical development of BCR-ABL inhibitors identified under the collaboration, other than SGX393.
Oncology Drug Discovery
In addition to the JAK2 and RAS programs described previously, the Company’s drug discovery portfolio includes other exciting cancer targets, such as RON, ALK, and IKKε. The JAK2, RON, and ALK programs are the more advanced drug discovery programs and the Company is targeting nomination of at least two development candidates from its drug discovery portfolio later this year.
Financial Results for the Three Months Ended March 31, 2008
Total revenues in the first quarter of 2008 were $17.0 million compared to $11.0 million in the first quarter of 2007. The increase of $6.0 million is primarily due to an increase in revenue recognized under the Novartis collaboration. Specifically, upon the conclusion of the research term of the collaboration in late March 2008, the Company recognized as revenue approximately $10.8 million of deferred revenue for the portion of the upfront payment which had not yet been earned. This increase in collaborative revenue was offset by a decrease in revenues from the Company’s federal research grant. This decrease was primarily due to the recognition of $3.5 million of revenue during the first quarter of 2007 in connection with an agreement on the reimbursement of overhead costs incurred on grant research efforts since the commencement of the grant in July 2005.
Research and development expenses totaled $11.3 million for the first quarter of 2008, compared to $10.0 million for the same period of 2007. The increase of $1.3 million is primarily attributable to the preclinical and clinical development of the Company’s MET and BCR-ABL inhibitors during the first quarter of 2008.
General and administrative expenses totaled $2.1 million for the first quarter of 2008, compared to $2.2 million in the same period of 2007.
For the first quarter of 2008, the Company reported net income of $3.7 million, or $0.18 basic and diluted earnings per share, compared to a net loss of $1.1 million, or $0.07 basic and diluted loss per share. The net income in the first quarter is attributable to the recognition of revenue from deferred revenue related to the Novartis collaboration. However, the Company expects to incur a net loss in the remaining quarters, and for the full year of 2008.

Conference Call and Webcast
The Company will hold a conference call at 8:00 a.m. Pacific Time today, May 13, 2008, to discuss these results and business highlights. Interested participants and investors may access the teleconference call by dialing 866-825-1709 (U.S./Canada) or 617-213-8060 (international), participant code 72662683. A telephonic replay will be available for seven days following the call. Access numbers for this replay are 888-286-8010 (U.S./Canada) and 617-801-6888 (international), participant code 83759897.
About SGX Pharmaceuticals
SGX Pharmaceuticals, Inc. is a biotechnology company focused on the discovery, development and commercialization of novel, targeted therapeutics directed at addressing unmet medical needs in oncology. Our drug development programs target the MET receptor tyrosine kinase, an enzyme implicated in a broad array of cancers, and the BCR-ABL tyrosine kinase enzyme for the treatment of Chronic Myelogenous Leukemia, or CML. Our drug discovery activities are focused on a portfolio of other protein and enzyme targets that have been implicated in human cancers, including JAK2, RON, ALK, RAS and IKKε. More information on the pipeline and drug discovery platform can be found at www.sgxpharma.com and in the Company’s various filings with the Securities and Exchange Commission.
Forward Looking Statements
Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include, but are not limited to, statements related to research and development programs, plans for 2008 and beyond, expectations regarding the nomination of development candidates and the timing of the filing of INDs and commencement and success of IND enabling activities and preclinical and clinical studies, partnership opportunities, the potential of the Company’s inhibitors as treatments for certain cancers, the potentially distinct properties of the Company’s compounds, partnering opportunities for the Company’s research and development programs and the ability to discover, develop, build a pipeline of and commercialize cancer therapeutics. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery, development and commercialization, which include, without limitation, the potential failure of development candidates to advance through preclinical studies or demonstrate safety and efficacy in clinical testing and the ability to file INDs or commence IND enabling activities or preclinical or clinical studies in the referenced time frames. The results of early preclinical studies or clinical trials may not be predictive of future results, and the Company cannot provide any assurances that any of its compounds or development candidates will have favorable results in preclinical studies or future clinical trials. In addition, results may be affected by the initiation, implementation and conclusion of its collaborations, cash generated or used in connection with new or existing collaborations, the failure to successfully complete collaborations or partnerships or enter into new collaborations on any of its research and development programs, competition from other biotechnology and pharmaceutical companies, its effectiveness at managing its financial resources, the level of resources that its collaborative partners devote to development of its product candidates, the scope and validity of patent protection for its products, and its ability to obtain additional funding to support its operations. For a discussion of these and other factors, please refer to the risk factors described in the Company’s annual report on Form 10-K for the year ended December 31, 2007, as well as other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and SGX undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.
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Contact:	Bonnie Feldman	Todd Myers
	Sr. Director, Investor Relations	Chief Financial Officer
	SGX Pharmaceuticals	SGX Pharmaceuticals
	(858) 344-8860	(858) 558-4850

SGX PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31
	2008	2007
Revenue:
Collaborations and commercial agreements	$15,001	$5,647
Grants	1,971	5,321

Total revenue	16,972	10,968

Operating expenses:
Research and development	11,349	10,018
General and administrative	2,121	2,233

Total operating expenses	13,470	12,251

Income (loss) from operations	3,502	(1,283)

Interest income and expense, net	219	185

Net income (loss)	$3,721	$(1,098)

Net income (loss) per common share:
Basic	$0.18	$(0.07)

Diluted	$0.18	$(0.07)

Shares used to compute basic and diluted net income (loss) per common share:
Basic	20,530	15,228
Diluted	21,089	15,228

	Three Months Ended March 31, 2008 (1)			Three Months Ended March 31, 2007 (1)
		Stock-based			Stock-based
		compensation	Reported		compensation	Reported
	non-GAAP	expense	GAAP results	non-GAAP	expense	GAAP results

Net income (loss)	$4,347	$(626)	$3,721	$(109)	$(989)	$(1,098)

Basic net income (loss) per common share:	$0.21	$(0.03)	$0.18	$(0.01)	$(0.06)	$(0.07)

Diluted net income (loss) per common share:	$0.21	$(0.03)	$0.18	$(0.01)	$(0.06)	$(0.07)

Research and development expenses	$11,055	$294	$11,349	$9,517	$501	$10,018

General and administrative expenses	$1,789	$332	$2,121	$1,745	$488	$2,233
SGX PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31	December 31,
	2008	2007
Assets
Cash, cash equivalents and short-term investments	$30,867	$38,990
Accounts receivable	1,645	2,706
Other current assets	1,847	1,187
Property and equipment, net	3,842	3,889
Other assets	4,285	4,284

Total assets	$42,486	$51,056

Liabilities and stockholder’s equity
Current liabilities	$12,190	$24,991
Deferred revenue, long-term	904	1,042
Other liabilities, net of current portion	—	—
Stockholder’s equity	29,392	25,023

Total liabilities and stockholder’s equity	$42,486	$51,056

1)	In addition to disclosing financial results calculated in accordance with generally accepted accounting principles (GAAP), this table contains non-GAAP financial measures that exclude the effect of non-cash stock compensation expense. The Company believes that the presentation of results excluding non-cash stock compensation expense provides meaningful supplemental information to both management and investors that is indicative of the Company’s core operating results. The Company believes these non-GAAP financial measures facilitate comparison of operating results across reporting periods, and uses these non-GAAP financial measures when evaluating its financial results, as well as for internal planning and forecasting purposes. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP.